Exhibit 10.24

NET POWER, INC.
2023 OMNIBUS INCENTIVE PLAN
STOCK OPTION GRANT NOTICE
Pursuant to the terms and conditions of the NET Power, Inc. 2023 Omnibus Incentive Plan, as amended from time to time (the “Plan”), NET Power, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the right and option to purchase all or any part of the number of shares of Common Stock set forth below (“Option”) subject to the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	Non-Qualified Stock Option
Participant:	#ParticipantName#
Date of Grant:	#GrantDate#
Total Number of Shares Subject to this Option:	#QuantityGranted#
Exercise Price:	#GrantPrice#
Expiration Date:	#ExpirationDate#
Vesting Schedule:	#vestingdateandquantity#

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Stock Option Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice, and have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed and delivered to the Company this Grant Notice within 90 days following the Date of Grant set forth above, then this Option will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.
    NET POWER, INC.

    By:
    Name: Daniel J. Rice, IV
    Title: Chief Executive Officer

    PARTICIPANT

    #ParticipantName#

Signature Page to
Stock Option Grant Notice

EXHIBIT A

STOCK OPTION AGREEMENT

This Stock Option Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between NET Power, Inc., a Delaware corporation (the “Company”), and #ParticipantName# (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. In consideration of the Participant’s employment with the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby irrevocably grants to the Participant the right and option (“Option”) to purchase all or any part of an aggregate of the number of shares of Common Stock set forth in the Grant Notice on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. This Option shall be treated as an Option that is not an Incentive Stock Option.
2.Exercise Price. The exercise price of each share of Common Stock subject to this Option shall be the exercise price set forth in the Grant Notice (the “Exercise Price”), which has been determined to be not less than the Fair Market Value of a share of Common Stock at the Date of Grant. For all purposes of this Agreement, the Fair Market Value of Common Stock shall be determined in accordance with the provisions of the Plan.
3.Exercise of Option.
(a)Subject to the earlier expiration of this Option as provided herein, this Option may be exercised, by (i) providing written notice to the Company in the form prescribed by the Committee from time to time at any time and from time to time after the Date of Grant, which notice shall be delivered to the Company in the form, and in the manner, designated by the Committee from time to time and (ii) paying the Exercise Price in full in a manner permitted by Section 3(e); provided, however, that this Option shall not be exercisable for more than the number of shares of Common Stock subject to this Option with respect to which this Option has become vested and exercisable as provided in this Section 3.
(b)Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 10:
(i)Upon the Participant’s Termination of Service due to death or Disability, the Option may be exercised by the Participant (or the Participant’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of the Participant) at any time on or prior to the Expiration Date.
(ii)Upon the Participant’s Termination of Service by the Company or an Affiliate for any reason other than as set forth in Section 3(b)(i), then this Option shall immediately terminate and cease to be exercisable as of the date of such Termination of Service.

Exhibit A-1

(c)Upon a Change in Control, notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 10:
(i)If this Option is not assumed in its entirety by the surviving entity in connection with such Change in Control, then this Option will be converted into the right to receive a cash payment equal to (A) the total number of shares of Common Stock subject to this Option, multiplied by (B) the Change in Control Price, minus the Exercise Price.
(ii)If this Option is assumed in its entirety by the surviving entity in connection with such Change in Control, then the Participant shall retain this Option, which shall become vested and exercisable pursuant to the terms of this Agreement (to the extent not previously vested) prior to the Expiration Date and, notwithstanding Section 10.1 of the Plan, to the extent vested, this Option may be exercised at any time on or prior to the Expiration Date; provided, however, that if the Participant incurs a Qualifying Termination during the Change in Control Protection Period (as defined below), this Option shall become vested and exercisable as of the date of such Qualifying Termination. As used herein, the “Change in Control Protection Period” means, with respect to a Change in Control, the period commencing on the date that is three months prior to the date on which such Change in Control is consummated and ending on the date that is 24 months after the date on which such Change in Control is consummated.
(d)This Option shall not be exercisable in any event after the Expiration Date set forth in the Grant Notice.
(e)The Exercise Price for the shares of Common Stock as to which this Option is exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company or wire transfer of immediately available funds), (ii) if permitted by the Committee in its sole discretion, by delivering or constructively tendering to the Company shares of Common Stock having a Fair Market Value equal to the Exercise Price (provided such shares used for this purpose must have been held by the Participant for such minimum period of time as may be established from time to time by the Committee to avoid adverse accounting consequences), (iii) through a “cashless exercise” in accordance with a Company established policy or program for the same, (iv) by “net issuance exercise” pursuant to which the Company reduces the number of shares of Common Stock otherwise deliverable upon exercise of this Option by a number of shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise or (v) any combination of the foregoing. No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, the Participant shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock.
(f)The holder of this Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock purchasable upon the exercise of any part of this Option unless and until such shares of Common Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 4.3(b)(iii) of the Plan.
Exhibit Exhibit A-2

4.Restrictive Covenants.
(a)The Participant acknowledges and agrees that the grant of the Options further aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms set forth in Exhibit B, which Exhibit B is deemed to be part of this Agreement as if fully set forth herein. The Participant acknowledges and agrees that the Restrictive Covenants are reasonable and enforceable in all respects. By accepting this Award, the Participant agrees to be bound, and promises to abide, by the terms set forth in Exhibit B and expressly acknowledges and affirms that this Award would not be granted to the Participant if the Participant had not agreed to be bound by such provisions.
(b)Notwithstanding any provision in this Agreement or the Plan to the contrary, if the Committee determines that the Participant has failed to abide by any of the terms of the Restrictive Covenants or the provisions of any other confidentiality, non-competition or non-solicitation covenant in any other agreement by and between the Company or any Affiliate and the Participant, then:
(i)Any portion of this Option that remains unexercised as of the date of such determination will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company; and
(ii)The Participant shall, within 30 days following the Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to the Fair Market Value of any shares of Common Stock previously received by the Participant pursuant to this Option as of the date of receipt of such shares.
5.Tax Withholding. To the extent that the receipt, vesting or exercise of this Option results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company regarding the payment of any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of this Option, which arrangements include the delivery of cash or cash equivalents, Common Stock (including previously owned Common Stock (which are not subject to any pledge or other security interest), net exercise, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Option), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net exercise or the surrender of previously owned Common Stock, the maximum number of shares of Common Stock that may be so withheld (or surrendered) shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Option, as determined by the Committee. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or exercise of this Option or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
Exhibit Exhibit A-3

6.Non-Transferability.  Except as otherwise set forth in Section 6.7 of the Plan, this Option shall not be Transferable by the Participant other than by will or by the laws of descent and distribution, and this Option shall be exercisable, during the Participant’s lifetime, only by the Participant. Any attempted Transfer of this Option shall be null and void and of no effect, except to the extent that such Transfer is permitted by the preceding sentence.
7.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Common Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
8.Legends. If a stock certificate is issued with respect to shares of Common Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Common Stock is then listed. If the shares of Common Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
9.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common Stock, except as otherwise specifically provided for in the Plan or this Agreement.
10.Execution of Receipts and Releases. Any issuance or transfer of shares of Common Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.
11.No Right to Continued Employment, Service or Awards. Neither the adoption of the Plan nor the award of this Option hereunder pursuant to the Grant Notice and this
Exhibit Exhibit A-4

Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of this Option hereunder is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive any grant of Awards in the future or any benefits in lieu of any Awards in the future, including any adjustments to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.
12.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 12 shall be cumulative and in addition to any other remedies to which such party may be entitled.
13.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):
NET Power Inc.
Attn: Legal Department
        320 Roney Street, Suite 200
        Durham, North Carolina 27701
If to the Participant, at the Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
14.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be made via a Company electronic mail system or by reference to a
Exhibit Exhibit A-5

location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
15.Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
16.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option; provided, however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement and (b) the Restrictive Covenants are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and the Participant with respect to confidentiality, non-disclosure, non-competition or non-solicitation. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force or effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
17.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive such party of the right to take action at any time while or after such breach or condition giving rise to such right occurs.
18.Company Recoupment of Awards. The Participant’s rights with respect to the award of this Option shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy, including the Company’s Clawback Policy, as in effect from time to time, or any other agreement or arrangement with the Participant and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law.
19.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
20.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to
Exhibit Exhibit A-6

the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom this Option may be transferred by will or the laws of descent or distribution.
21.Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including Exhibit B attached hereto, and not to any particular provision of this Agreement. All references herein to Sections and Exhibit B shall, unless the context requires a different construction, be deemed to be references to the Sections and Exhibit B of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
22.Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be as effective as delivery of a manually executed counterpart of the Grant Notice.
(a)
[Remainder of Page Intentionally Blank]
Exhibit Exhibit A-7

EXHIBIT B
RESTRICTIVE COVENANTS

(a)Confidentiality. During the Employment Period (as defined below), the Participant shall be provided with, and will have access to, Confidential Information (as defined below). In consideration of the Participant’s receipt of Confidential Information and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition to receipt of this Award, the Participant shall be subject to the covenants and restrictions in this Exhibit B. All references to Sections in this Exhibit B shall, unless the context requires a different construction, be deemed to be references to the Sections of this Exhibit B.
(i)In General. Both during the Participant’s Employment Period and thereafter, except as expressly permitted hereunder or by express written directive of the Board, the Participant shall not, and shall cause the Participant’s affiliates not to, directly or indirectly, disclose any Confidential Information to any person or entity or use any Confidential Information, in each case, except for the benefit of the Company Group (as defined below). The Participant acknowledges and agrees that the Participant would inevitably use and disclose Confidential Information in violation of this Section 1 if the Participant were to violate any of the covenants set forth in Section 3. The Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of the Participant’s duties on behalf of the Company Group, the Participant shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by the Participant or obtained from the Company Group. The covenants of this Section 1 shall apply to all Confidential Information, whether now known or later to become known to the Participant during the Participant’s Employment Period.
(ii)Return of Confidential Information. On the last day of the Participant’s Employment Period, and at any other time upon request of the Company, the Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other property or equipment) in the Participant’s possession, custody or control and the Participant shall not retain any such documents or other materials or property of the Company Group. Within five days of any such request, the Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(iii)Additional Permitted Disclosures. Notwithstanding the foregoing, nothing in any agreement between the Participant and any member of the Company Group shall prohibit or restrict the Participant from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law or pursuant to the Sarbanes-Oxley Act; (iv) accepting any U.S. Securities and Exchange Commission awards; or (v) making any other
Exhibit B-1

disclosures that are protected under the whistleblower provisions of any applicable law or regulation; provided that the Participant use reasonable best efforts to (A) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, (B) request that such agency or entity treat such information as confidential, (C) to the extent permitted by law, notify the applicable member of the Company Group of such pending disclosure in writing in advance and (D) consult with the applicable member of the Company Group concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made to the Participant’s attorney in relation to a lawsuit for retaliation against the Participant for reporting a suspected violation of law or (3) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in any agreement between the Participant and any member of the Company Group requires the Participant to obtain prior authorization before engaging in any conduct described in this Section 1(c), or to notify any member of the Company Group that the Participant has engaged in any such conduct, and nothing is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(b)Ownership of Intellectual Property.
(i)The Participant agrees that the Company or other member of the Company Group, as applicable, shall (and hereby does) own, and the Participant shall (and hereby does) assign to the applicable member of the Company Group, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data, information and similar items authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by the Participant during the Participant’s Employment Period, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (i) relate, at the time of conception, to reduction to practice, creation, derivation or development, to any member of the Company Group, the Business (as defined below) or any actual or anticipated research or development with respect thereto, or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and the Participant shall promptly disclose to the Company in writing all Company Intellectual Property. To support the Participant’s disclosure obligation herein, the Participant shall keep and maintain adequate and current written records of all Company Intellectual Property made by the Participant (solely or jointly with others) during the period in which the Participant is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.
(ii)All of the Participant’s works of authorship and associated copyrights created during the period in which the Participant is employed by or affiliated with the Company or any other member of the Company Group and in the scope of the Participant’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act of 1976. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by the Participant to the Company, the Participant shall grant, and does
Exhibit B-2

hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.
(iii)The Participant agrees to disclose promptly in writing to the Company Group all Company Intellectual Property conceived, reduced to practice, created, derived, developed, or made by the Participant during the Participant’s Employment Period and the 12-month period thereafter, whether or not the Participant believes the Company Intellectual Property is subject to this Agreement, to permit a determination by the Company Group as to whether or not the Company Intellectual Property is or should be considered works made for hire. The Company Group will receive that information in confidence.
(iv)The Participant recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that is unrelated to the Business or any actual or anticipated research or development with respect thereto and that the Participant developed entirely on the Participant’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the applicable member of the Company Group under any specifically applicable state law or regulation.
(v)To the extent allowed by law, this Section 2 applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent the Participant retains any Moral Rights under applicable law, the Participant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and the Participant hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. The Participant shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.
(vi)All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which the Participant is the sole or joint author, creator, contributor, or inventor that were made or developed by the Participant prior to the Participant’s Employment Period, or in which the Participant asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Annex A to this Exhibit B, and the Participant represents that such Annex is a complete list of all such Prior Inventions. If no such list is attached, the Participant hereby represents and warrants that there are no Prior Inventions, and the Participant shall make no claim of any rights to any Prior Inventions. If, in the course of the Participant’s employment with or affiliation with the Company or any other member of the Company Group, the Participant uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group.
(vii)The Participant shall perform, during and after the Participant’s Employment Period, all acts deemed necessary or desirable by the Company to permit and assist
Exhibit B-3

each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under the Plan. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information, in each case, without diminishing any rights or claims of the Company to any Company Intellectual Property or otherwise.
(viii)In the event that the Company (or, as applicable, any other member of the Company Group) is unable for any reason to secure the Participant’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, the Participant hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as the Participant’s agents and attorneys-in-fact to act for and on the Participant’s behalf and instead of the Participant, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by the Participant. For the avoidance of doubt, the provisions of this Section 2(h) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.
(ix)In the event that the Participant enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, the Participant shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to the end of the Participant’s Employment Period. If the Company (or the applicable member of the Company Group) is unable for any reason to secure the Participant’s signature to any document required to assign said contracts or agreements, or if the Participant does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to the end of the Participant’s Employment Period, the Participant hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as the Participant’s agents and attorneys-in-fact to act for and on the Participant’s behalf and instead of the Participant to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.
(c)Non-Disparagement. Subject to Section 1(c) above, the Participant agrees that the Participant will not, and will cause the Participant’s affiliates to not, make, publish or communicate any disparaging or defamatory comments, remarks or statements, whether written or oral, regarding the Company Group, any member of the Company Group or any of their respective current or former directors, officers, members, managers, partners, executives, direct or indirect owners (including equity holders), customers, clients, suppliers, other associated third parties, businesses, business practices, prospects, products or services.
(d)Cooperation. The Participant agrees that during the Employment Period and thereafter (regardless of whether the Participant resigns or the Participant’s employment is
Exhibit B-4

terminated by the Company Group, or the reason for such resignation or termination), the Participant shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory or governmental entity, or by or on behalf of the Company Group or otherwise), that relates to events occurring during the Participant’s Employment Period or about which the Company Group otherwise believes the Participant may have relevant information; (b) the transitioning of the Participant’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Participant’s separation of employment. The Participant’s cooperation shall include being available to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.
(e)Definitions. For purposes of this Exhibit B, the following terms shall have the respective meanings set forth below:
(i)“Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
(ii)“Business” means any line of business in which any member of the Company Group is engaged or has taken steps to enter at any time during the Participant’s Employment Period.
(iii)“Company Group” means the Company and each of its direct and indirect past, present and future subsidiaries and Affiliates.
(iv)“Confidential Information” means all information that is conceived, made, developed or acquired by or disclosed to any member of the Company Group (whether conveyed orally or in writing), individually or in conjunction with others, including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas,
Exhibit B-5

concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Exhibit B. For purposes of this Exhibit B, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Participant or any of the Participant’s agents.
(v)“Employment Period” means the period during which the Participant is employed or engaged by or affiliated with the Company or any other member of the Company Group.
Exhibit B-6

ANNEX A
PRIOR INVENTIONS

The following is a complete list of all Prior Inventions relevant to the subject matter of the Participant’s employment by the Company or other member of the Company Group that have been made or conceived or first reduced to practice by the Participant alone or jointly with others prior to the Participant’s Employment Period:
Check appropriate space(s):

    ☐    None.

    ☐    See below:

    ☐    Due to confidentiality agreements with a prior employer, the Participant cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

    ☐    Additional sheets attached.

2.    The Participant proposes to bring to the Participant’s employment the following devices, materials, and documents of a former employer or other person to whom the Participant has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in the Participant’s employment pursuant to the express written authorization of the Participant’s former employer or such other person (a copy of which is attached to this Agreement):
Check appropriate space(s):

    ☐    None.

    ☐    See below.

    ☐    Additional sheets attached.

Annex A-1